Exhibit 5.1

October 18, 2011

Marina Biotech, Inc.

3830 Monte Villa Parkway

Bothell, Washington 98021

RE:	Marina Biotech, Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

As legal counsel to Marina Biotech, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, covering the offering for resale of up to a maximum of 19,000,000 shares of the Company’s common stock, par value $0.006 per share (the “Shares”), issuable to the selling stockholder named therein (the “Selling Stockholder”). The Shares may be issued from time to time pursuant to a Purchase Agreement, dated as of October 11, 2011, by and between the Company and the Selling Stockholder (the “Agreement”).

In connection with this opinion, we have examined such documents as we have deemed necessary to enable us to express the opinion hereinafter set forth, including, without limitation: (a) the Certificate of Incorporation of the Company, as amended and restated, (b) the By-laws of the Company, as amended and restated, (c) the Agreement and (d) the Registration Statement (including the prospectus contained therein). We have also examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that if, as and when the Shares are issued and delivered by the Company in accordance with the terms of the Agreement, including, without limitation, the payment in full of applicable consideration, the Shares will be validly issued, fully paid and nonassessable.

We are admitted to the Bar in the State of New York and we express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we express no opinion with respect to any state securities or blue sky laws. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm under the heading “Legal Matters” in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

This opinion is rendered pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act and may not be used, circulated, quoted or relied upon for any other purpose. This opinion is given as of the date set forth above, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Very truly yours,

/s/ Pryor Cashman LLP

PRYOR CASHMAN LLP